UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 14, 2012

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

As previously disclosed, on May 1, 2012, Michael D. Fraizer resigned as President and Chief Executive Officer of Genworth Financial, Inc. (the “Company”) and Chairman of the Board of Directors and Director of the Company, effective as of that date. Mr. Fraizer has also resigned as an officer and director of any subsidiary of the Company, effective as of May 1, 2012. Mr. Fraizer’s employment with the Company will end on June 29, 2012 (the “Separation Date”).

On May 14, 2012, the Company entered into a separation agreement and release (the “Separation Agreement”) with Mr. Fraizer related to his resignation from the Company. The Separation Agreement includes a release by Mr. Fraizer of claims against the Company and certain related parties as well as certain restrictive covenants binding on Mr. Fraizer, including, without limitation, a covenant not to compete with the Company for a one-year period following the Separation Date, a covenant not to solicit the Company’s employees for a two-year period following the Separation Date, a covenant not to disparage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees, and a covenant protecting the Company’s confidential information. The Separation Agreement also includes certain affirmative covenants binding on Mr. Fraizer, including, without limitation, a covenant to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and its related parties and to cooperate fully in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its related parties, to the extent the Company deems Mr. Fraizer’s cooperation necessary.

In consideration of the foregoing release and covenants, and in recognition of Mr. Fraizer’s many years of service with the Company and its predecessor businesses, the Company will provide Mr. Fraizer with special early retirement benefits treatment, pursuant to which he will become vested in accrued benefits under the Genworth Financial, Inc. Supplemental Executive Retirement Plan (“SERP”). Mr. Fraizer’s benefits under the SERP recognize his service from September 2005 through the Separation Date, and he will be eligible to commence receiving payments under the SERP when he reaches age 60, in accordance with the terms of the SERP. In addition, an aggregate of 277,804 restricted stock units that would vest upon Mr. Fraizer’s retirement, and which were originally granted by General Electric Co. between 1995 and 2001 and then converted to Company RSUs in connection with the Company’s 2004 initial public offering, will become vested early on the Separation Date and settle in shares of the Company’s Class A common stock on a one-for-one basis on December 31, 2012. Mr. Fraizer will not be eligible for any other non-qualified retirement benefits as a result of his separation from the Company.

In addition, in consideration of the foregoing release and covenants, and in recognition of Mr. Fraizer’s prior service, an aggregate of 400,000 of Mr. Fraizer’s previously vested and outstanding stock appreciation rights (“SARs”), with a base price of $2.46, and an aggregate of 433,334 previously vested and outstanding SARs, with a base price of $7.80, will remain outstanding and exercisable until June 29, 2013. All other outstanding equity awards, totaling 4,541,861 shares underlying those awards, will be forfeited by Mr. Fraizer and canceled as of the Separation Date. The Company also will pay Mr. Fraizer, within 30 days following the Effective Date (as defined below), a one-time lump sum separation payment of $2,250,000, less applicable deductions and withholdings. Mr. Fraizer will not be entitled to receive any annual bonus, mid-term incentives or other variable compensation payments.

Mr. Fraizer has the unilateral right to terminate and revoke the Separation Agreement within seven days of the signing date (the “Effective Date”) upon notice to the Company, which termination would render the Separation Agreement void and unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENWORTH FINANCIAL, INC.

Date: May 14, 2012	By:	/s/ Leon E. Roday
Leon E. Roday
Senior Vice President,
General Counsel and Secretary

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